As filed with the Securities and Exchange Commission on October 14, 2004

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              MICHELEX CORPORATION
                 (Name of small business issuer in its Charter)

                    Utah                                87-0636107
                    ----                                ----------
          (State of incorporation)                 (IRS Employer ID No.)

                                  63 Trade Road
                             Massena, New York 13662
                    (Address of Principal Executive Offices)

                    Issuer's Telephone Number: (315) 769-6616

                                  With Copy To:
                                Ronald C. Kaufman
                           Kaufman & Associates, PLLC
                          624 South Boston, Suite 1070
                              Tulsa, Oklahoma 74119
                                 (918) 584-4463

                         Calculation of Registration Fee

                                                                                     Proposed     Proposed
                                                                                      Maximum      Maximum
                                                                  Amount to be       Offering     Aggregate     Amount of
                                                                  Registered (1)    Price per     Offering     Registration
Title of Securities to be Registered                                                 Share (2)      Price        Fee (3)
----------------------------------------------------------------- ----------------- ------------ ------------ --------------
Common Stock (includes 700,000 Options) $0.001 par value........  1,511,308           $0.39        $589,410         $74.68



                                                                                                              --------------
                                                                                                                     $74.68
                                                                                                              --------------

     (1) Pursuant to Rule 416, this amount also includes an indeterminate number of additional shares that may be offered and issued by reason of stock splits, stock dividends or similar transactions.

     (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended. This estimate is based upon the closing price of $0.39 for a share of Michelex Corporation common stock on October 13, 2004.

     (3) Fees are calculated by multiplying the aggregate offering price by .00012670 pursuant to Section 6(b) of the Securities Act.

Represents 811,308 shares of common stock and 700,000 options to purchase shares of common stock to be issued pursuant to various legal services agreements.

 PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

         We incorporate by reference into this registration statement the following documents that we previously filed with the Securities and Exchange
Commission:

     1. Our Quarterly Report on Form 10-QSB for the period ended June 30, 2004 and filed with the SEC on August 27, 2004;

     2. Our Form 10-KSB for the period ended December 31, 2003 and filed with the SEC on April 15, 2004.

         In addition, all documents that we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this registration statement and before we file a post-effective amendment to this registration statement that indicates that all securities offered pursuant to this registration have been sold, or that deregisters all the securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be part of this registration statement from the date of filing of those documents. Any statement contained in a document incorporated, or deemed to be incorporated by reference, in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement, to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this registration statement, modifies or supersedes that statement.

Item 4. Description of Securities.

         Not applicable.

Item 5. Interests of Named Experts and Counsel.
         Certain legal matters with respect to the shares of common stock being registered pursuant to this registration statement will be passed upon by Kaufman & Associates, PLLC. Ronald C. Kaufman, a member of Kaufman & Associates, PLLC owns 1,453,000 options to purchase shares of our common stock that are being registered pursuant to this Form S-8 Registration Statement.

Item 6. Indemnification of Officers and Directors.

         Our Certificate of Incorporation and Bylaws provide for indemnification to the full extent permitted by Utah law of all persons we have the power to indemnify under Utah law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The indemnification provisions of our Certificate of Incorporation and Bylaws may reduce the likelihood of derivative litigation against our directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit us and our stockholders.

         We have entered into separate written indemnification agreements with our officers, directors, consultants and others. These agreements provide that we will indemnify each person for acts committed in their capacities and for virtually all other claims for which a contractual indemnity might be enforceable.

Item 7. Exemption from Registration Claimed.

         Not Applicable.

Item 8. Exhibits.
   Exhibit Number   Description of Exhibit

         5.1        Opinion of Kaufman & Associates, PLLC

        23.1        Consent of Accountant Seligson & Giannattasio, LLP

        23.2        Consent of Kaufman & Associates (included in Exhibit  35.1)

Item 9. Undertakings.

         (a) The undersigned registrant hereby undertakes:

         (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the State of Utah, on this 14th day of October, 2004.



                                      MICHELEX CORPORATION


                                      /s/ THOMAS GRAMUGLIA
                                      ------------------------------
                                      Thomas Gramuglia
                                      Director, Vice President and Treasurer

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